Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:
Transcontinental Realty Investors, Inc.
Investors Relations
(800) 400-6407
investor.relations@primeasset.com
Transcontinental Realty Investors, Inc. Reports Second Quarter 2010 Results
DALLAS (August 16, 2010) – Transcontinental Realty Investors, Inc. (NYSE: TCI), a Dallas-based real estate investment company, today reported results of operations for the first quarter ended June 30, 2010. TCI announced today that the Company reported a net loss applicable to common shares of ($31.2 million) or ($3.84) per share, as compared to a net loss applicable to common shares of ($43.2) million or ($5.32) per share for the same period ended 2009.
Rental and other property revenues were $71.7 million for the six months ended June 30, 2010. This represents a decrease of $0.9 million, as compared to the prior period revenues of $72.6 million. The change, by segment, is a decrease in the apartment portfolio of $0.3 million, a decrease in the commercial portfolio of $1.5 million, offset by an increase in the land and other portfolios of $0.9 million.
Property operating expenses were $41.1 million for the six months ended June 30, 2010. This represents an increase of $0.3 million, as compared to the prior period operating expenses of $40.8 million. This change, by segment, is a decrease in the apartment portfolio of $1.1 million, offset by increases in the commercial portfolio of $0.4 million, the land portfolio of $0.9 million, and the other portfolio of $0.1 million.
Other income was $0.9 million for the six months ended June 30, 2010, as compared to $3.3 million in the prior period. This represents a decrease of $2.4 million, which is primarily due to $2.3 million of gain recorded, in the prior period, on the disposition of our investment in the Korean REIT.
Provision on impairment of notes receivable, investments in real estate partnerships, and real estate assets decreased by $28.6 million as compared to prior period. There were no impairment reserves taken in the current period. Impairment in the prior period was recorded as an additional loss of $1.8 million in the commercial portfolio, $18.0 million in land we currently hold and $8.8 million in land that was sold for a loss in subsequent periods.
Loss on land sales was ($5.6) million for the six months ended June 30, 2010. This represents a decrease of $11.9 million as compared to the prior period gain of $6.3 million. In the current period, we sold an aggregate of 23.6 acres for approximately $17.6 million. In the prior period, we sold an aggregate of 19.39 acres for approximately $20.2 million. There were several properties sold in 2010, that due to the provisions of ASC Topic 360-20 “Property, Plant and Equipment – Real Estate Sale”, we were not able to record the sale or recognize the full gain on the sale. During the current period, we deferred gains of $3.6 million on the sales of income-producing properties. The deferred gains will be recognized when we meet the sales criteria for the full accrual method.
Included in discontinued operations are a total of three and seven properties for 2010 and 2009, respectively. Properties sold in 2010 that were held in 2009 have been reclassified to discontinued operations for 2010. In 2010, we had one 192-unit apartment complex held for sale and sold two apartment complexes totaling 436 units. In 2009, we sold one 232-unit apartment complex and three commercial properties totaling 224,000 square feet.
About Transcontinental Realty Investors, Inc.
Transcontinental Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, shopping centers and developed and undeveloped land. The Company invests in real estate through direct equity ownership and partnerships nationwide. For more information, visit the Company’s website at www.transconrealty-invest.com.

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(dollars in thousands, except share and per share amounts)
Revenues:

Rental and other property revenues	$34,951	$36,769	$71,680	$72,565

Expenses:
Property operating expenses	20,994	18,367	41,089	40,799
Depreciation and amortization	7,421	7,249	14,348	14,311
General and administrative	1,816	1,918	3,652	3,579
Provision on impairment of notes receivable and real estate assets	—	28,196	—	28,575
Advisory fee to affiliate	2,962	2,943	6,058	5,801

Total operating expenses	33,193	58,673	65,147	93,065

Operating income (loss)	1,758	(21,904)	6,533	(20,500)

Other income (expense):
Interest income	832	731	1,691	1,367
Other income	249	180	914	3,285
Mortgage and loan interest	(17,771)	(17,847)	(34,434)	(33,854)
Earnings from unconsolidated subsidiaries and investees	(193)	(300)	(253)	(300)
Litigation settlement	—	(14)	—	744

Total other expenses	(16,883)	(17,250)	(32,082)	(28,758)

Loss before gain on land sales, non-controlling interest, and tax	(15,125)	(39,154)	(25,549)	(49,258)
Gain (loss) on land sales	(5,640)	6,548	(5,634)	6,296

Loss from continuing operations before tax	(20,765)	(32,606)	(31,183)	(42,962)
Income tax benefit (expense)	92	199	268	(94)

Net loss from continuing operations	(20,673)	(32,407)	(30,915)	(43,056)

Discontinued operations:
Income (loss) from discontinued operations	402	569	767	(301)
Gain (loss)on sale of real estate from discontinued operations	(139)	—	(139)	532
Income tax expense from discontinued operations	(92)	(199)	(220)	(81)

Net income from discontinued operations	171	370	408	150
Net loss	(20,502)	(32,037)	(30,507)	(42,906)
Net (income) loss attributable to non-controlling interest	113	88	(160)	198

Net loss attributable to Transcontinental Realty Investors, Inc.	(20,389)	(31,949)	(30,667)	(42,708)
Preferred dividend requirement	(264)	(252)	(527)	(502)

Net loss applicable to common shares	$(20,653)	$(32,201)	$(31,194)	$(43,210)

Earnings per share — basic
Loss from continuing operations	$(2.57)	$(4.01)	$(3.89)	$(5.34)
Discontinued operations	0.02	0.05	0.05	0.02

Net loss applicable to common shares	$(2.55)	$(3.96)	$(3.84)	$(5.32)

Earnings per share — diluted
Loss from continuing operations	$(2.57)	$(4.01)	$(3.89)	$(5.34)
Discontinued operations	0.02	0.05	0.05	0.02

Net loss applicable to common shares	$(2.55)	$(3.96)	$(3.84)	$(5.32)

Weighted average common share used in computing earnings per share	8,113,669	8,113,669	8,113,669	8,113,669
Weighted average common share used in computing diluted earnings per share	8,113,669	8,113,669	8,113,669	8,113,669

Amounts attributable to Transcontinental Realty Investors, Inc.
Loss from continuing operations	$(20,560)	$(32,319)	$(31,075)	$(42,858)
Income from discontinued operations	171	370	408	150

Net loss	$(20,389)	$(31,949)	$(30,667)	$(42,708)

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)

	June 30,	December 31,
	2010	2009
	(dollars in thousands, except share and
	par value amounts)
Assets
Real estate, at cost	$1,470,661	$1,520,043
Real estate held for sale at cost, net of depreciation	5,147	5,147
Real estate subject to sales contracts at cost, net of depreciation ($19,236 for 2010 and $13,985 for 2009)	72,609	59,048
Less accumulated depreciation	(145,214)	(137,054)

Total real estate	1,403,203	1,447,184
Notes and interest receivable
Performing	47,030	48,051
Less allowance for estimated losses	(2,804)	(2,804)

Total notes and interest receivable	44,226	45,247
Cash and cash equivalents	4,363	5,665
Investments in unconsolidated subsidiaries and investees	8,938	9,358
Other assets	88,381	100,833

Total assets	$1,549,111	$1,608,287

Liabilities and Shareholders’ Equity
Liabilities:

Notes and interest payable	$1,090,165	$1,121,737
Notes related to assets held-for-sale	4,969	5,002
Notes related to subject to sales contracts	71,286	61,886
Affiliate payables	49,270	50,163
Deferred revenue (from sales to related parties)	64,277	60,678
Accounts payable and other liabilities	54,860	63,405

	1,334,827	1,362,871
Commitments and contingencies:
Shareholders’ equity:
Preferred stock, Series C: $.01 par value, authorized 10,000,000 shares, issued and outstanding 30,000 shares in 2010 and 2009 respectively (liquidation preference $100 per share). Series D: $.01 par value, authorized, issued and outstanding 100,000 shares in 2010 and 2009 respectively	1	1
Common stock, $.01 par value, authorized 10,000,000 shares; issued and outstanding 8,113,669 for 2010 and 2009	81	81
Paid-in capital	261,588	262,118
Retained earnings	(65,385)	(34,718)

Total Transcontinental Realty Investors, Inc. shareholders’ equity	196,285	227,482
Non-controlling interest	17,999	17,934

Total equity	214,284	245,416

Total liabilities and equity	$1,549,111	$1,608,287